Exhibit 3.1

CERTIFICATE OF ELIMINATION
OF
SERIES F CONVERTIBLE PREFERRED STOCK,
SERIES G CONVERTIBLE PREFERRED STOCK,
AND
SERIES H CONVERTIBLE PREFERRED STOCK,
OF
MABVAX THERAPEUTICS HOLDINGS, INC.

(Pursuant to Section 151 (g) of the Delaware General Corporation Law)

MABVAX THERAPEUTICS HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

FIRST: The date on which the Corporation’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware on October 20, 1988.

SECOND: The Corporation filed on August 16, 2016, with the Secretary of State of the State of Delaware a Certificate of Designation for Series F Convertible Preferred Stock designating the rights, preferences and privileges of the Corporation’s Series F Convertible Preferred Stock (“Series F Preferred Stock”) and designating 1,559,252 shares as Series F Preferred Stock.

THIRD: The Corporation filed on May 15, 2017, with the Secretary of State of the State of Delaware a Certificate of Designation for Series G Convertible Preferred Stock designating the rights, preferences and privileges of the Corporation’s Series G Convertible Preferred Stock (“Series G Preferred Stock”) and designating 5,000,000 shares as Series G Preferred Stock.

FOURTH: The Corporation filed on May 3, 2017, with the Secretary of State of the State of Delaware a Certificate of Designation for Series H Convertible Preferred Stock designating the rights, preferences and privileges of the Corporation’s Series H Convertible Preferred Stock (“Series H Preferred Stock”) and designating 2,000 shares as Series H Preferred Stock.

FIFTH: The Board of Directors of the Corporation, acting in accordance with the provisions of DGCL, has adopted the following resolutions:

NOW, THEREFORE, BE IT

RESOLVED, that none of the authorized shares of Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock are outstanding and none of the authorized shares of Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock will be issued subject to each respective Certificate of Designation; and

RESOLVED, that all matters set forth in the Certificates of Designations with respect to such Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock be eliminated from the Corporation’s Certificate of Incorporation, as amended; and

RESOLVED, that the officers of the Corporation be, and each of them hereby is, authorized and directed, for and on behalf of the Corporation, to execute this Certificate of Elimination and to file this Certificate of Elimination with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the DGCL and when such Certificate of Elimination becomes effective, all references to the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock in the Certificate of Incorporation, as amended, shall be eliminated and the authorized shares of the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Corporation, without designation as to series.

SIXTH: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock in the Corporation’s Certificate of Incorporation, as amended, are hereby eliminated, and the authorized shares of Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by J. David Hansen, its Chief Executive Officer this 21st day of December, 2017.

/s/ J. David Hansen
________________________________
By: J. David Hansen
Chief Executive Officer